SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(b) AND (c)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)


                         (Amendment No. ______________)*



                          OUTSOURCE INTERNATIONAL, INC.
                          -----------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
                          -----------------------------
                         (Title of Class of Securities)

                                   690131 10 7
                                   -----------
                                 (CUSIP Number)



         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



  CUSIP No.     690131 10 7                              13G                                     Page 2 of 27 Pages

-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Paul M. Burrell and Richard J. Williams, as Trustees of the OutSource International, Inc. Voting Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 4,175,593
         SHARES
      BENEFICIALLY          ----- ----------------------------------------------------------------------------------
        OWNED BY              6   Shared Voting Power
          EACH
        REPORTING                 None
         PERSON             ----- ----------------------------------------------------------------------------------
          WITH                7   Sole Dispositive Power

                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  4,175,593
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               4,175,593
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               48.2%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               OO
-------------- -----------------------------------------------------------------------------------------------------



 CUSIP No.     690131 10 7                              13G                                     Page 3 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Lawrence H. Schubert, as Trustee of
               The Lawrence H. Schubert Revocable Trust;
               as Trustee of the Nadya I. Schubert GRAT-1997;
               as Trustee of the Adam Pugh Trust Agreement; and
               as Trustee of the Rachel Schubert Trust Agreement
-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES
      BENEFICIALLY          ----- ----------------------------------------------------------------------------------
        OWNED BY              6   Shared Voting Power
          EACH
        REPORTING                 None
         PERSON             ----- ----------------------------------------------------------------------------------
          WITH                7   Sole Dispositive Power

                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  506,632
 -------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               506,632
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               5.9%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               OO
-------------- -----------------------------------------------------------------------------------------------------




CUSIP No.     690131 10 7                              13G                                     Page 4 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Nadya I. Schubert as Trustee of
               the Nadya I. Schubert Revocable Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  376,632
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               376,632
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               4.4%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               OO
-------------- -----------------------------------------------------------------------------------------------------



CUSIP No.     690131 10 7                              13G                                     Page 5 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Alan E. Schubert, Individually;
               as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  1,850,443
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               1,850,443
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               21.4%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN; OO
-------------- -----------------------------------------------------------------------------------------------------


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

CUSIP No.     690131 10 7                              13G                                     Page 6 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Matthew B. Schubert, Individually, and as
               Co-Trustee of the Jason Schubert OutSource Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  381,004
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               381,004
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               4.4%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN; OO
-------------- -----------------------------------------------------------------------------------------------------


CUSIP No.     690131 10 7                              13G                                     Page 7 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Jason Schubert, as
               Co-Trustee of the Matthew Schubert OutSource Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  200,002
 -------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               200,002
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               2.3%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               OO
-------------- -----------------------------------------------------------------------------------------------------


CUSIP No.     690131 10 7                              13G                                     Page 8 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Louis A. Morelli, Individually; as Trustee of
               The Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  616,675
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               616,675
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               7.1%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN; OO
-------------- -----------------------------------------------------------------------------------------------------



CUSIP No.     690131 10 7                              13G                                     Page 9 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Louis J. Morelli

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  212,002
 -------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               212,002
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               2.5%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN
-------------- -----------------------------------------------------------------------------------------------------



CUSIP No.     690131 10 7                              13G                                     Page 10 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Margaret Morelli Janisch

-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  271,448
 -------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               271,448
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               3.1%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN
-------------- -----------------------------------------------------------------------------------------------------


CUSIP No.     690131 10 7                              13G                                     Page 11 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Raymond S. Morelli
-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  270,076
-------------- -----------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               270,076
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               3.1%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN
-------------- -----------------------------------------------------------------------------------------------------

CUSIP No.     690131 10 7                              13G                                     Page 12 of 27 Pages
-------------- -----------------------------------------------------------------------------------------------------
     1         Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Mindi Wagner
-------------- -----------------------------------------------------------------------------------------------------
     2         Check the Appropriate Box if a Member of a Group                                            (a) X
               (See Instructions)                                                                          (b)

-------------- -----------------------------------------------------------------------------------------------------
     3         SEC Use Only


-------------- -----------------------------------------------------------------------------------------------------
     4         Citizenship or Place of Organization

               USA

--------------------------- ----- ----------------------------------------------------------------------------------
                              5   Sole Voting Power

        NUMBER OF                 None
         SHARES             ----- ----------------------------------------------------------------------------------
      BENEFICIALLY            6   Shared Voting Power
        OWNED BY
          EACH                    None
        REPORTING           ----- ----------------------------------------------------------------------------------
         PERSON               7   Sole Dispositive Power
          WITH
                                  None
                            ----- ----------------------------------------------------------------------------------
                              8   Shared Dispositive Power

                                  43,259
--------------------------------------------------------------------------------------------------------------------
     9         Aggregate Amount Beneficially Owned by Each Reporting Person

               43,259
-------------- -----------------------------------------------------------------------------------------------------
    10         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
               (See Instructions)

-------------- -----------------------------------------------------------------------------------------------------
    11         Percent of Class Represented by Amount in Row (9)

               0.1%
-------------- -----------------------------------------------------------------------------------------------------
    12         Type of Reporting Person (See Instructions)

               IN
-------------- -----------------------------------------------------------------------------------------------------


                               Page 13 of 27 Pages

Item 1.

         (a)      Name of Issuer:

                  OutSource International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442

Item 2.

         (a)      Name of Persons Filing:

                           Paul M. Burrell and Richard J. Williams, as Trustees of the OutSource International, Inc. Voting Trust

                           Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

                           Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust

                           Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert OutSource Trust

                           Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

                           Louis A. Morelli, Individually;
                           as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

                           Louis J. Morelli

                           Margaret Morelli Janisch

                           Raymond S. Morelli

                           Mindi Wagner

         (b)      Address of Principal Business Office or if None, Residence:

                  1144 East Newport Center Drive
                  Deerfield Beach, FL  33442


         (c)      Citizenship:

                  USA

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001

         (e)      Cusip Number:

                  690131 10 7

                              Page 14 of 27 Pages

Item 3.

         N/A

Item 4.  Ownership

         A.(a)    Amount Beneficially Owned by Paul M. Burrell and
                  Richard J. Williams as Trustees of the
                  OutSource International, Inc. Voting Trust:       4,175,593

                  4,175,593 shares of Common Stock beneficially owned by the Reporting Persons listed in Items 4(B) - 4(K) were deposited with Richard J. Williams and Paul M. Burrell, the Voting Trustees, under a Voting Trust Agreement dated as of February 21, 1997 ("VTA") and an Agreement Among Shareholders and Investors dated as of February 21, 1997 ("AASI").

         (b)      Percent of Class: 48.2%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           4,175,593

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   4,175,593

         B.(a)    Amount Beneficially Owned by Lawrence H. Schubert
                  as Trustee of the Lawrence H. Schubert Revocable Trust;
                  as Trustee of the Nadya I. Schubert GRAT-1997;
                  as Trustee of the Adam Pugh Trust Agreement; and
                  as Trustee of the Rachel Schubert Trust Agreement:    506,632

                  Represents: (1) 409,132 shares held of record; (2) 32,500 shares held of record by the Nadya I. Schubert GRAT-1997; (3) 32,500 shares held of record by the Adam Pugh Trust Agreement; and (4) 32,500 shares held of record by the Rachel Schubert Trust Agreement.

         (b)      Percent of Class: 5.9%

                               Page 15 of 27 Pages

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   506,632

         C.(a)    Amount Beneficially Owned by Nadya I. Schubert, as Trustee
                  of the Nadya I. Schubert Revocable Trust:           376,632

                  Represents 376,632 shares held of record.

         (b)      Percent of Class: 4.4%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   376,632

         D.(a) Amount Beneficially Owned by Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust: 1,850,443

                  Represents: (1) 1,327,438 shares held of record held by Alan E. Schubert, individually; (2) 200,002 shares held of record held by Alan E. Schubert, as Co-Trustee of the Matthew Schubert OutSource Trust; and (3) 323,003 shares held of record held by Alan E. Schubert, as Co-Trustee of the Jason Schubert OutSource Trust.

         (b)      Percent of Class: 21.4%

                              Page 16 of 27 Pages

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   1,850,443

         E.(a) Amount Beneficially Owned by Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert OutSource Trust: 381,004

                  Represents: (1) 56,156 shares held of record and warrants to purchase 1,845 shares held by Matthew B. Schubert, individually; and
         (2) 323,003 shares held of record held by Matthew B. Schubert, as Co-Trustee of the Jason Schubert OutSource Trust.

         (b)      Percent of Class: 4.4%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   381,004

         F.(a)    Amount Beneficially Owned by Jason Schubert,
                  as Co-Trustee of the Matthew B. Schubert OutSource Trust:
                  200,002

                  Represents: 200,002 shares held of record held by Jason Schubert, as Co-Trustee of the Matthew B. Schubert OutSource Trust.

         (b)      Percent of Class: 2.3%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                              Page 17 of 27 Pages

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   200,002

         G.(a) Amount Beneficially Owned by Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and
                  as Trustee of the Margaret Ann Janisch S Stock Trust:
                  616,675

                  Represents: (1) 500,221 shares held of record held by Louis A. Morelli, individually; (2) 56,230 shares held of record and warrants to purchase 1,845 shares held by Louis A. Morelli, as Trustee of the Louis J. Morelli S Stock Trust; and (3) 56,516 shares held of record and warrants to purchase 1,863 shares held by Louis A. Morelli, as Trustee of the Margaret Ann Janisch S Stock Trust.

         (b)      Percent of Class: 7.1%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   616,675

         H.(a)    Amount Beneficially Owned by Louis J. Morelli:        212,002

                  Represents 205,237 shares held of record and warrants to purchase 6,765 shares.

         (b)      Percent of Class: 2.5%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   212,002

                              Page 18 of 27 Pages

         I.(a)    Amount Beneficially Owned by Margaret Morelli Janisch:
                  271,448

                  Represents 262,801 shares held of record and warrants to purchase 8,647 shares.

         (b)      Percent of Class: 3.1%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   271,448

         J.(a)    Amount Beneficially Owned by Raymond S. Morelli:      270,076

                  Represents 261,466 shares held of record and warrants to purchase 8,610 shares.

         (b)      Percent of Class: 3.1%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   270,076

         K.(a)    Amount Beneficially Owned by Mindi Wagner:             43,259

                  Represents 43,259 shares held of record.

         (b)      Percent of Class: 0.1%

         (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv) Shared power to dispose or to direct the disposition of: 43,259

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Pursuant to the terms of the AASI, dividends paid in stock of the Issuer are held by the Voting Trustees and the beneficial owners of such shares will receive a voting trust certificate representing such stock.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A

Item 8.  Identification and Classification of Members of the Group

         Paul M. Burrell and Richard J. Williams, as Trustees of the OutSource International, Inc. Voting Trust

         Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert Revocable Trust; as Trustee of the Nadya I. Schubert GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as Trustee of the Rachel Schubert Trust Agreement

         Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust

         Alan E. Schubert, Individually;
         as Co-Trustee of the Matthew Schubert OutSource Trust; and as Co-Trustee of the Jason Schubert OutSource Trust

         Matthew B. Schubert, Individually, and as Co-Trustee of the Jason Schubert OutSource Trust

         Jason Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

         Louis A. Morelli, Individually;
         as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Ann Janisch S Stock Trust

         Louis J. Morelli

         Margaret Morelli Janisch

         Raymond S. Morelli

         Mindi Wagner

                              Page 20 of 27 Pages

Item 9.   Notice of Dissolution of Group

                  N/A

Item. 10. Certification

                  N/A


REMAINDER OF PAGE LEFT BLANK

                              Page 21 of 27 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1999
                                                     OUTSOURCE INTERNATIONAL, INC.
                                                     VOTING TRUST

                                                     By: /s/   Paul M. Burrell
                                                         --------------------------------------
                                                              Paul M. Burrell, as Trustee for:

                                                                   Lawrence   H.   Schubert   as   Trustee  of  the
                                                                   Lawrence  H.  Schubert   Revocable  Trust  dated
                                                                   8/25/95

                                                                   Lawrence  H.  Schubert  as  Trustee  of the Adam
                                                                   Pugh Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as Trustee of the Rachel
                                                                   Schubert Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as  Trustee of the Nadya
                                                                   I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                                                   Nadya I.  Schubert  as  Trustee  of the Nadya I.
                                                                   Schubert Revocable Trust dated 8/25/95

                                                                   Alan E. Schubert

                                                                   Louis A. Morelli

                                                                   Raymond S. Morelli

                                                                   Louis J. Morelli

                                                                   Louis A.  Morelli  as  Trustee  of the  Louis J.
                                                                   Morelli S Stock Trust dated 1/1/95

                                                                   Margaret Morelli Janisch

                                                                   Louis A.  Morelli  as  Trustee  of the  Margaret
                                                                   Ann Janisch S Stock Trust dated 1/1/95

                                                                   Matthew B. Schubert

                                                                   Jason  D.  Schubert  and  Alan  E.  Schubert  as
                                                                   Trustees  of  the  Matthew  Schubert   OutSource
                                                                   Trust dated 11/24/95

                                                                   Matthew  B.  Schubert  and Alan E.  Schubert  as
                                                                   Trustees of the Jason Schubert  OutSource  Trust
                                                                   dated 11/24/95

                                                                   Mindi Wagner

                              Page 22 of 27 Pages


                                                     By: /s/   Richard J. Williams
                                                         ------------------------------------------
                                                              Richard J. Williams, as Trustee for:

                                                                   Lawrence   H.   Schubert   as   Trustee  of  the
                                                                   Lawrence  H.  Schubert   Revocable  Trust  dated
                                                                   8/25/95

                                                                   Lawrence  H.  Schubert  as  Trustee  of the Adam
                                                                   Pugh Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as Trustee of the Rachel
                                                                   Schubert Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as  Trustee of the Nadya
                                                                   I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                                                   Nadya I.  Schubert  as  Trustee  of the Nadya I.
                                                                   Schubert Revocable Trust dated 8/25/95

                                                                   Alan E. Schubert

                                                                   Louis A. Morelli

                                                                   Raymond S. Morelli

                                                                   Louis J. Morelli

                                                                   Louis A.  Morelli  as  Trustee  of the  Louis J.
                                                                   Morelli S Stock Trust dated 1/1/95

                                                                   Margaret Morelli Janisch

                                                                   Louis A.  Morelli  as  Trustee  of the  Margaret
                                                                   Ann Janisch S Stock Trust dated 1/1/95

                                                                   Matthew B. Schubert

                                                                   Jason  D.  Schubert  and  Alan  E.  Schubert  as
                                                                   Trustees  of  the  Matthew  Schubert   OutSource
                                                                   Trust dated 11/24/95

                                                                   Matthew  B.  Schubert  and Alan E.  Schubert  as
                                                                   Trustees of the Jason Schubert  OutSource  Trust
                                                                   dated 11/24/95

                                                                   Mindi Wagner

                               Page 23 of 27 Pages


                                                    /s/ Lawrence H. Schubert
                                                    ----------------------------------------------------------------
                                                    Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert
                                                    Revocable Trust; as Trustee of the Nadya I. Schubert
                                                    GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as
                                                    Trustee of the Rachel Schubert Trust Agreement


                                                     /s/ Nadya I. Schubert
                                                     ----------------------------------------------------------------
                                                     Nadya  I.  Schubert,  as  Trustee  of the  Nadya  I.  Schubert
                                                     Revocable Trust



                                                     /s/ Alan E. Schubert
                                                     ----------------------------------------------------------------
                                                     Alan E. Schubert,  Individually;  as Co-Trustee of the Matthew
                                                     Schubert  OutSource  Trust;  and as  Co-Trustee  of the  Jason
                                                     Schubert OutSource Trust


                                                     /s/ Matthew B. Schubert
                                                     ---------------------------------------------------------------
                                                     Matthew B.  Schubert,  Individually,  and as Co-Trustee of the
                                                     Jason Schubert OutSource Trust


                                                     /s/ Jason D. Schubert
                                                     ---------------------------------------------------------------
                                                     Jason D.  Schubert,  as  Co-Trustee  of the  Matthew  Schubert
                                                     OutSource Trust

                                                     /s/ Louis A. Morelli
                                                     ---------------------------------------------------------------
                                                     Louis A.  Morelli,  Individually;  as  Trustee of the Louis J.
                                                     Morelli S Stock  Trust;  and as  Trustee of the  Margaret  Ann
                                                     Janisch S Stock Trust


                                                     /s/ Louis J. Morelli
                                                     ---------------------------------------------------------------
                                                     Louis J. Morelli


                                                     /s/ Margaret Morelli Janisch
                                                     ---------------------------------------------------------------
                                                     Margaret Morelli Janisch


                                                     /s/ Raymond S. Morelli
                                                     ---------------------------------------------------------------
                                                     Raymond S. Morelli


                                                     /s/ Mindi Wagner
                                                     ---------------------------------------------------------------
                                                     Mindi Wagner

                               Page 24 of 27 Pages

                                    EXHIBITS



Exhibit A         Joint Filing Agreement

Exhibit B         Power of Attorney*

Exhibit C         Voting Trust Agreement**

Exhibit D         Agreement Among Shareholders and Investors**

----------------------

         * Incorporated by reference to Schedule 13G filed by the Reporting Persons with the Securities and Exchange Commission on February 17, 1998.

         **Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 of OutSource International, Inc. (File No. 333-33443) as filed with the Securities and Exchange Commission on August 12, 1997.

                              Page 25 of 27 Pages

                                    Exhibit A


                             Joint Filing Agreement

         In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Agreement this 12th day of February, 1999.




                                                     OUTSOURCE INTERNATIONAL, INC.
                                                     VOTING TRUST

                                                     By: /s/   Paul M. Burrell
                                                         --------------------------------------
                                                              Paul M. Burrell, as Trustee for:

                                                                   Lawrence   H.   Schubert   as   Trustee  of  the
                                                                   Lawrence  H.  Schubert   Revocable  Trust  dated
                                                                   8/25/95

                                                                   Lawrence  H.  Schubert  as  Trustee  of the Adam
                                                                   Pugh Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as Trustee of the Rachel
                                                                   Schubert Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as  Trustee of the Nadya
                                                                   I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                                                   Nadya I.  Schubert  as  Trustee  of the Nadya I.
                                                                   Schubert Revocable Trust dated 8/25/95

                                                                   Alan E. Schubert

                                                                   Louis A. Morelli

                                                                   Raymond S. Morelli

                                                                   Louis J. Morelli

                                                                   Louis A.  Morelli  as  Trustee  of the  Louis J.
                                                                   Morelli S Stock Trust dated 1/1/95

                                                                   Margaret Morelli Janisch

                                                                   Louis A.  Morelli  as  Trustee  of the  Margaret
                                                                   Ann Janisch S Stock Trust dated 1/1/95

                                                                   Matthew B. Schubert

                                                                   Jason  D.  Schubert  and  Alan  E.  Schubert  as
                                                                   Trustees  of  the  Matthew  Schubert   OutSource
                                                                   Trust dated 11/24/95

                                                                   Matthew  B.  Schubert  and Alan E.  Schubert  as
                                                                   Trustees of the Jason Schubert  OutSource  Trust
                                                                   dated 11/24/95

                                                                   Mindi Wagner

                              Page 26 of 27 Pages


                                                     By: /s/   Richard J. Williams
                                                         ------------------------------------------
                                                              Richard J. Williams, as Trustee for:

                                                                   Lawrence   H.   Schubert   as   Trustee  of  the
                                                                   Lawrence  H.  Schubert   Revocable  Trust  dated
                                                                   8/25/95

                                                                   Lawrence  H.  Schubert  as  Trustee  of the Adam
                                                                   Pugh Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as Trustee of the Rachel
                                                                   Schubert Trust Agreement dated 9/18/95

                                                                   Lawrence  H.  Schubert  as  Trustee of the Nadya
                                                                   I. Schubert GRAT-1997 u/t/a dated 5/16/97

                                                                   Nadya I.  Schubert  as  Trustee  of the Nadya I.
                                                                   Schubert Revocable Trust dated 8/25/95

                                                                   Alan E. Schubert

                                                                   Louis A. Morelli

                                                                   Raymond S. Morelli

                                                                   Louis J. Morelli

                                                                   Louis A.  Morelli  as  Trustee  of the  Louis J.
                                                                   Morelli S Stock Trust dated 1/1/95

                                                                   Margaret Morelli Janisch

                                                                   Louis A.  Morelli  as  Trustee  of the  Margaret
                                                                   Ann Janisch S Stock Trust dated 1/1/95

                                                                   Matthew B. Schubert

                                                                   Jason  D.  Schubert  and  Alan  E.  Schubert  as
                                                                   Trustees  of  the  Matthew  Schubert   OutSource
                                                                   Trust dated 11/24/95

                                                                   Matthew  B.  Schubert  and Alan E.  Schubert  as
                                                                   Trustees of the Jason Schubert  OutSource  Trust
                                                                   dated 11/24/95

                                                                   Mindi Wagner

                               Page 27 of 27 Pages


                                                    /s/ Lawrence H. Schubert
                                                    ----------------------------------------------------------------
                                                    Lawrence H. Schubert, as Trustee of the Lawrence H. Schubert
                                                    Revocable Trust; as Trustee of the Nadya I. Schubert
                                                    GRAT-1997; as Trustee of the Adam Pugh Trust Agreement; and as
                                                    Trustee of the Rachel Schubert Trust Agreement


                                                     /s/ Nadya I. Schubert
                                                     ----------------------------------------------------------------
                                                     Nadya  I.  Schubert,  as  Trustee  of the  Nadya  I.  Schubert
                                                     Revocable Trust



                                                     /s/ Alan E. Schubert
                                                     ----------------------------------------------------------------
                                                     Alan E. Schubert,  Individually;  as Co-Trustee of the Matthew
                                                     Schubert  OutSource  Trust;  and as  Co-Trustee  of the  Jason
                                                     Schubert OutSource Trust


                                                     /s/ Matthew B. Schubert
                                                     ---------------------------------------------------------------
                                                     Matthew B.  Schubert,  Individually,  and as Co-Trustee of the
                                                     Jason Schubert OutSource Trust


                                                     /s/ Jason D. Schubert
                                                     ---------------------------------------------------------------
                                                     Jason D.  Schubert,  as  Co-Trustee  of the  Matthew  Schubert
                                                     OutSource Trust

                                                     /s/ Louis A. Morelli
                                                     ---------------------------------------------------------------
                                                     Louis A.  Morelli,  Individually;  as  Trustee of the Louis J.
                                                     Morelli S Stock  Trust;  and as  Trustee of the  Margaret  Ann
                                                     Janisch S Stock Trust


                                                     /s/ Louis J. Morelli
                                                     ---------------------------------------------------------------
                                                     Louis J. Morelli


                                                     /s/ Margaret Morelli Janisch
                                                     ---------------------------------------------------------------
                                                     Margaret Morelli Janisch


                                                     /s/ Raymond S. Morelli
                                                     ---------------------------------------------------------------
                                                     Raymond S. Morelli


                                                     /s/ Mindi Wagner
                                                     ---------------------------------------------------------------
                                                     Mindi Wagner